Exhibit 99.1

FOR IMMEDIATE RELEASE	OTCQB: RESX

RestorGenex Reports
Second Quarter 2014 Financial Results

CHICAGO, Illinois (August 14, 2014) - RestorGenex Corporation (OTCQB: RESX), a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health, today reported on its cash balance as of June 30, 2014 and its financial results for the second quarter of 2014.

The Company’s cash and cash equivalents as of June 30, 2014 were approximately $27.1 million.  RestorGenex incurred a net loss of approximately $4.5 million or ($0.35) per share for the quarter ended June 30, 2014, compared to net income of $2.3 million or $0.82 per share for the same period in 2013.  The increase in the net loss was due primarily to $10.6 million in other income recognized in 2013 for non-cash gains on adjustments to the fair value of the Company’s previously owned derivative liability and extinguishment of that derivative liability combined with higher expenses in 2014 associated with the Company’s research and development efforts to advance its technologies and products.

As of June 30, 2014, current liabilities decreased 53% compared to year-end 2013.  Subsequent to June 30, 2014, certain liabilities in the amount of approximately $1.8 million were paid resulting in current liabilities of approximately $2.3 million as of August 13, 2014.

The Company has no long-term debt.  In July 2014, RestorGenex closed its fifth and final round of a private placement of common shares with gross proceeds to the Company of $35.6 million and net proceeds of approximately $31.3 million, after deduction for placement agent fees, estimated offering expenses and certain accounts payable.

Stephen M. Simes, chief executive officer of RestorGenex, said, “Several notable milestones have been achieved this year, including the successful closing of our private placement, the addition of several new, quality investors, the closing of two mergers, the hiring of Phillip Donenberg, our chief financial officer, and Mark Weinberg, MD, our senior vice president of clinical development, as well as continuing our efforts to evaluate, prioritize and develop our technologies and products.”

About RestorGenex Corporation

RestorGenex Corporation is a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health. The Company is and will continue to review its products and technologies. The Company’s prescription dermatology business primarily is based upon three compounds under development for the treatment of keloid scarring, androgen excess, e.g. acne, hirsutism (unwanted excess hair) and aging skin fragility/thinning. The Company’s ophthalmology product will target age-related macular degeneration, based on inhibition of the PI3K/Akt/mTOR pathway. The Company’s prescription women’s health business is based upon a “soft” estrogen compound under development for vulvar and vaginal atrophy (VVA), a condition affecting peri- and post-menopausal women due to declining levels of estrogen. www.restorgenex.com

Forward-Looking Statements

Certain statements in this release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about RestorGenex’s intent to review its products and technologies and other statements that are not historical in nature, particularly those that utilize terminology such as “will,” “intends,” “expects,” “plans,” “potential,” “future,” “believes,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause RestorGenex’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance and other risks and uncertainties described in RestorGenex´s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K/A, subsequent quarterly report on Form 10-Q and final prospectus dated July 31, 2014. All forward-looking statements in this release speak only as of the date of this release and are based on RestorGenex´s current beliefs and expectations. RestorGenex undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

RestorGenex Corporation

Tim Boris, 805-229-1829

tboris@restorgenex.com